Exhibit 99.(n)(2)

[SUTHERLAND ASBILL & BRENNAN]

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: steve.roth@sutherland.com

May 1, 2014

VIA EDGAR

Board of Directors

National Life Insurance Company

One National Life Drive

Montpelier, Vermont 05604

RE:                           National Variable Life Insurance Account

File Nos. 33-91938/811-09044

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 29 to the Form N-6 Registration Statement by National Variable Life Insurance Account for certain variable life insurance policies (File No. 33-91938). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth